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                                                                    Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of iPCS, Inc. on Form S-4 of our report dated February 4, 2000, except for Notes 10 and 11, as to which the date is July 12, 2000, relating to the financial statements of Illinois PCS, LLC as of and for the period ended December 31, 1999 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Summary Financial Data," "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Davenport, Iowa
October 9, 2000